                                                                                                    Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

                                                                        FOR IMMEDIATE RELEASE
                                                                        Feb. 15, 2013

Martin H. Nesbitt and John R. Thompson elected to Norfolk Southern board

NORFOLK, VA. - Martin H. Nesbitt and John R. Thompson have been elected directors of Norfolk Southern Corporation (NYSE: NSC), effective Feb. 18, 2013, Chairman and CEO Wick Moorman announced today.

Nesbitt, 50, of Chicago, is co-founder of The Vistria Group, a private equity firm. Nesbitt served as president and chief executive officer of PRG Parking Management LLC, an airport parking management company, and managing director of Green Courte Partners LLC, a real estate investment firm, until 2012.

Nesbitt is a director of Jones Lang LaSalle Inc. and trustee of Chicago's Museum of Contemporary Art. He is a former member of The University of Chicago Laboratory School Board, former chairman of the board of the Chicago Housing Authority, and a former board member of the Chicago 2016 Olympic Committee. Nesbitt served as national treasurer of President Obama's 2012 and 2008 presidential campaigns.

Thompson, 61, of Minnetrista, Minn., has been a government relations consultant for Best Buy Company Inc., a multinational consumer electronics corporation, since October 2012, having served as senior vice president and general manager of BestBuy.com from 2002 through 2012. He joined the company in 2001 as its senior vice president for supply chain and business systems.

Thompson served as chief information officer and senior vice president for customer service, information systems, distribution logistics, and e-business at Liz Claiborne Inc. and as chief information officer and executive vice president of Goody's Family Clothing Inc. He is a director of Belk Inc. and a board member of the Congressional Black Caucus Foundation, Cristo Rey Jesuit High Schools Network, and the advisory board of BRAG (Black Retail Action Group). He formerly served on the board of Wendy's International Inc. and Urban Ventures Leadership Foundation, and as a trustee of the Walker Art Center.

Nesbitt has been appointed to the audit and finance committees, and Thompson has been appointed to the audit and governance and nominating committees of the Norfolk Southern board.

Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company         World Wide Web Site: www.nscorp.com